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                                  EXHIBIT 11.1

             STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                       For the Years Ended March 31,
                                                      1999         1998         1997
                                                      ----         ----         ----
                                                (In thousands, except per share amounts)
Weighted Average Number of Shares
 of Common Stock Outstanding                          15,318      15,116      14,959
Net Effect of Dilutive Stock Options                      --          --          --
                                                    --------    --------    --------
Weighted Average Shares
  Outstanding                                         15,318      15,116      14,959
                                                    --------    --------    --------
                                                    --------    --------    --------

Net Loss                                            $(13,309)   $(11,830)    $(9,881)

Less Accrued Convertible Preferred Stock dividend     (1,980)       (541)         --
                                                    --------    --------    --------

Net Loss Attributable to Common Shareholders        $(15,289)   $(12,371)    $(9,881)
                                                    --------    --------    --------
                                                    --------    --------    --------

Net Loss Per Share
  Basic and Diluted                                 $  (1.00)   $  (0.82)    $ (0.66)
                                                    --------    --------    --------
                                                    --------    --------    --------

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